Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Delhaize America, Inc.:

•	Registration Statement No. 333-69520 on Form S-4;

•	Registration Statement No. 333-03669 on Form S-8;

•	Registration Statement No. 33-50066 on Form S-8;

•	Registration Statement No. 333-46500 on Form S-8;

•	Registration Statement No. 333-42882 on Form S-3;

•	Registration Statement No. 33-49620 on Form S-3;

•	Registration Statement No. 33-50037 on Form S-3;

•	Registration Statement No. 33-40457 on Form S-3;

•	Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement No. 333-01123 on Form S-4 of Delhaize America, Inc.;

•	Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement No. 333-01123 on Form S-4 of Delhaize America, Inc.; and

•	Registration Statement No. 333-13302 on Form F-4 of Etablissements Delhaize Frères et Cie “Le Lion”

of our report dated March 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (i) the Company’s change in its method of accounting for goodwill and other intangible assets in 2002 to comply with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, (ii) the Company’s change in its method of accounting for inventory in 2003 from the retail method to the average item cost method and (iii) the Company’s change in its method of accounting for vendor consideration received in 2003 to comply with Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”), relating to the financial statements appearing in the Annual Report on Form 10-K of Delhaize America, Inc. for the year ended January 1, 2005.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

March 31, 2005